                                       1
EXHIBIT 5.3

RAYTHEON COMPANY
INTERNAL REVENUE SERVICE                    DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY  11202
                                            Employer Identification Number:
Date:  June 21, 1995                           04-1760395
                                            File Folder Number:
RAYTHEON COMPANY                               043001891
C/O STEPHEN PAVLICK, ESQ.                   Person to Contact:
MCDERMOTT, WILL & EMERY                         ROSE DESROCHER
1850 K STREET, NW                            Contact Telephone Number:
WASHINGTON, DC  20006                           (203) 258-2024
                                             Plan Name:
                                                 RAYTHEON SAVINGS AND INVESTMENT
                                                 PLAN FOR SPECIFIED HOURLY
                                                 PAYROLL EMPLOYEES
                                              Plan Number: 009

Dear Applicant:

          We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

          Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

          The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

          This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

          This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 30, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code Section 401(b).

          This determination is also subject to your adoption of the proposed amendments submitted in your letter(s) dated June 1, 1995. These proposed amendments should also be adopted on or before the date prescribed by the regulations under Code Section 401(b).

          This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.

          This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

          This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act: Pub.L. 103-465.

          We have sent a copy of this letter to your representative as indicated in the power of attorney.

          If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                Sincerely yours,


                                 Herbert J. Huff
                                District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
         for Employee Benefit Plans